Exhibit 99.1

Actuate Therapeutics Announces Key Appointment
of Industry Veteran to Board of Directors

Martin Huber, MD brings deep expertise in oncology drug development, regulatory strategy, and commercialization of novel therapies

CHICAGO, IL and FORT WORTH, Texas, May 6, 2026 (GLOBE NEWSWIRE) — Actuate Therapeutics, Inc. (NASDAQ: ACTU) (“Actuate” or the “Company”), a clinical-stage biopharmaceutical company focused on developing therapies for the treatment of high-impact, difficult-to-treat cancers, today announced the appointment of Martin Huber, MD, as an Independent Director, effective immediately. This appointment strengthens Actuate’s leadership team as it advances elraglusib across multiple difficult-to-treat cancer indications toward registration studies and commercialization.

“We are pleased to welcome Marty to our Board of Directors. His dedication and expertise are going to prove invaluable to our mission, and we are excited to have him join us in advancing our programs toward key goals,” said Daniel Schmitt, President & Chief Executive Officer of Actuate Therapeutics. “Dr. Huber’s decades of experience and drug development expertise will be instrumental as we advance elraglusib for the treatment of cancers with high unmet medical need, where elraglusib has the potential to positively affect outcomes for patients.”

Dr. Huber recently served as President and Chief Executive Officer of Mersana Therapeutics until its acquisition by Day One Pharmaceuticals in January 2026. Previously, he held senior R&D leadership roles at Xilio Therapeutics and TESARO, including Chief Medical Officer, and contributed to the approval of multiple oncology medicines such as pembrolizumab, niraparib, dostarlimab, trastuzumab, and docetaxel. Dr. Huber began his career at the University of Texas M.D. Anderson Cancer Center and earned his medical degree from Baylor College of Medicine.

“Having spent my career developing new cancer therapies, I've seen firsthand how challenging it is to find new approaches that can truly impact patient outcomes in difficult-to-treat malignancies,” said Dr. Huber. “Actuate's focus on GSK-3β inhibition targets a well-validated and important pathway that has historically been difficult to target. The team has made significant progress in advancing the science, most recently with its impressive results demonstrated in metastatic pancreatic cancer. I look forward to contributing to help Actuate bring these innovative therapies to more patients across additional histologies.”

About Actuate Therapeutics, Inc.

Actuate is a clinical-stage biopharmaceutical company focused on developing therapies for the treatment of high-impact, difficult-to-treat cancers. Actuate’s lead investigational drug, elraglusib (a novel GSK-3β inhibitor), targets molecular pathways in cancer that are involved in promoting tumor growth and resistance to conventional cancer drugs such as chemotherapy through the inhibition of nuclear factor kappa-light-chain-enhancer of activated B cells (NF-kB) and DNA Damage Response (DDR). Elraglusib may also mediate anti-tumor immunity through the regulation of multiple immune checkpoints and immune cell function.

For additional information, please visit the Company’s website at www.actuatetherapeutics.com or follow us on LinkedIn, X, and Facebook.

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Forward-Looking Statements

This press release contains forward-looking statements about us, including our and other parties’ clinical trials and development plans, and our industry. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would,” or the negative of these terms or other comparable terminology are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. All statements, other than statements related to present facts or current conditions or of historical facts, contained in this press release are forward-looking statements. Accordingly, these statements involve estimates, assumptions, substantial risks and uncertainties which could cause actual results to differ materially from those expressed in them, including but not limited to that preliminary and unpublished data may be subject to change and further interpretation following the availability of more data or following a more comprehensive review of the data and should not be relied upon as a final analysis; clinical and preclinical drug development involves a lengthy and expensive process with uncertain timelines and outcomes, results of prior preclinical studies, early clinical trials and sub-group studies are not necessarily predictive of future results and may not correlate with improved responses, and elraglusib may not achieve positive clinical results or favorable preclinical results or receive regulatory approval on a timely basis, if at all; that we may not successfully enroll additional patients or establish or advance plans for further development, including through conversations with the FDA or EMA and the standards such bodies may impose for such development; that elraglusib could be associated with side effects, adverse events or other properties or safety risks, which could delay or preclude regulatory approval, cause us to suspend or discontinue clinical trials or result in other negative consequences; our reliance on third parties to conduct our non-clinical studies and our clinical trials; our reliance on third-party licensors and ability to preserve and protect our intellectual property rights; that we face significant competition from other biotechnology and pharmaceutical companies; our ability to fund development activities, including because our financial condition raises substantial doubt as to our ability to continue as a going concern and we require additional capital to finance our operations beyond the second quarter of fiscal year 2026, and a failure to obtain this necessary capital in the near term on acceptable terms, or at all, could force us to delay, limit, reduce or terminate our development programs, commercialization efforts or other operations. In addition, any forward-looking statements are qualified in their entirety by reference to the factors discussed under the heading “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 26, 2026, and our Quarterly Reports on Form 10-Q, and other filings with the SEC. Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Unless legally required, we do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Investor Contact
Mike Moyer
Managing Director
LifeSci Advisors, LLC
mmoyer@lifesciadvisors.com

Media Contact
Ignacio Guerrero-Ros, Ph.D.
Russo Partners, LLC
Ignacio.guerrero-ros@russopartnersllc.com
(858) 717-2310

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